Exhibit 99.1

NEWS RELEASE for February 25, 2004 at 8:00 AM EST
Contact:	Allen & Caron Inc	World Fuel Services Corporation
	Michael Mason (Investors)	Francis X Shea, CFO & EVP
	michaelm@allencaron.com	fshea@wfscorp.com
	(212) 691-8087	(305) 428-8000
or
Len Hall (Media)
len@allencaron.com
(949) 474-4300

WORLD FUEL SERVICES REPORTS RECORD RESULTS

MIAMI (Feb 25, 2004) … World Fuel Services Corporation (NYSE:INT), a global leader in the marketing and financing of aviation and marine fuel products and related services, today reported that net income for the fourth quarter ended December 31, 2003, was $5.6 million, or $0.50 per diluted share, compared to $4.7 million, or $0.43 per diluted share, for the same quarter in the prior year. For the year ended December 31, 2003, the Company reported net income of $21.9 million, or $1.96 per diluted share, compared to $14.3 million, or $1.32 per diluted share, for the same period a year ago. Included in last year’s December 31, 2002, year-end results was a non-recurring after-tax charge of $970 thousand or $0.09 per diluted share from a previously announced debt settlement and a $2.8 million after-tax charge, or $0.25 per diluted share, from previously announced executive severance for the former Chairman of the Board of Directors and four other executives.

“2003 was a very good year for World Fuel Services,” said Paul Stebbins, Chairman and Chief Executive Officer. “Due to the tremendous effort of our global team we delivered strong financial performance and significantly expanded our business. We will continue to focus on building durable long-term value for our shareholders and look forward to further growth in 2004.”

FOURTH QUARTER AND YEAR END FINANCIAL HIGHLIGHTS

	Quarter Ended		Year Ended
	($ in thousands, except per share data)
	12/31/03	12/31/02	12/31/03	12/31/02
Revenue	$705,571	$577,387	$2,661,790	$1,898,181

Income From Operations	$7,127	$6,812	$26,990	$20,169	(a)

Net Income	$5,629	$4,719	$21,874	$14,345	(a)(b)

Diluted earnings per share	$0.50	$0.43	$1.96	$1.32	(a)(b)

MORE-MORE-MORE

WORLD FUEL SERVICES REPORTS RECORD RESULTS

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(a)	Includes non-recurring charges of $4.5 million, or $2.8 million after-tax charges, or $0.25 per diluted share for the year ended December 31, 2002, from previously announced executive severance for the former Chairman of the Board of Directors and four other executives.
(b)	Includes a $970 thousand after-tax non-recurring charge for the year ended December 31, 2002, or $0.09 per diluted share, from a previously announced debt settlement.

About World Fuel Services Corporation

Headquartered in Miami, FL, World Fuel Services Corporation is a global leader in the downstream marketing and financing of aviation and marine fuel products and related services. As the marketer of choice in the aviation and shipping industries, World Fuel Services provides fuel and services at more than 1,100 airports and seaports worldwide. With 30 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine and aviation fuel.

The company’s global team of market makers provides deep domain expertise in all aspects of marine and aviation fuel management. World Fuel Services’ aviation customers include commercial, passenger and cargo operators as well as corporate clientele. The company’s marine customers include premier blue-chip companies from all segments of the market. For more information, call (305) 428-8000 or visit www.worldfuel.com.

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

TABLES FOLLOW

WORLD FUEL SERVICES REPORTS RECORD RESULTS

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WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(IN THOUSANDS)

	As of December 31,
	2003	2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$76,256	$57,776
Accounts and notes receivable, net	192,119	177,360
Inventories	22,940	5,144
Prepaid expenses and other current assets	19,706	22,300

Total current assets	311,021	262,580

PROPERTY AND EQUIPMENT, NET	6,963	6,874

OTHER ASSETS:
Goodwill, net	34,003	34,003
Intangible assets, net	1,104	1,472
Other	4,587	7,358

	$357,678	$312,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$1,600	$2,527
Accounts payable	172,885	146,784
Accrued expenses	9,987	16,788
Other current liabilities	20,290	14,260

Total current liabilities	204,762	180,359

LONG-TERM LIABILITIES	4,537	4,198

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY	148,379	127,730

	$357,678	$312,287

MORE – MORE – MORE

WORLD FUEL SERVICES REPORTS RECORD RESULTS

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WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)		(Unaudited)
Revenue	$705,571	$577,387	$2,661,790	$1,898,181
Cost of sales	(682,191)	(554,706)	(2,561,082)	(1,814,114)

Gross profit	23,380	22,681	100,708	84,067

Operating expenses:
Salaries and wages	(8,815)	(8,339)	(38,757)	(31,554)
Executive severance charge	—	—	—	(4,492)
Provision for bad debts	(808)	(736)	(6,281)	(2,866)
Other	(6,630)	(6,794)	(28,680)	(24,986)

	(16,253)	(15,869)	(73,718)	(63,898)

Income from operations	7,127	6,812	26,990	20,169
Other income (expense), net	316	(182)	628	(1,926	)(a)

Income before income taxes	7,443	6,630	27,618	18,243
Provision for income tax	(1,814)	(1,911)	(5,744)	(3,898	)(b)

Net income	$5,629	$4,719	$21,874	$14,345	(a)(c)

Basic earnings per share	$0.53	$0.45	$2.06	$1.37	(a)(c)

Weighted average shares - basic	10,649	10,562	10,617	10,449

Diluted earnings per share	$0.50	$0.43	$1.96	$1.32	(a)(c)

Weighted average shares - diluted	11,321	11,020	11,169	10,895

(a)	Include a non-recurring charge of $1.6 million, or $970 thousand after-tax, or $0.09 per basic and diluted share, from a debt settlement.
(b)	Reflect the impact of the executive severance charges and the non-recurring charge, for which the Company received an income tax benefit.
(c)	Include $2.8 million after-tax charges, or $0.26 per basic share and $0.25 per diluted share, from executive severance for the former Chairman of the Board of Directors and four other executives.

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